EXHIBIT 14

                         EAST PENN FINANCIAL CORPORATION

                    BOARD OF DIRECTORS AND SENIOR MANAGEMENT
                                 CODE OF ETHICS

      The following information outlines a Code of business ethics for the members of the Board of Directors and for senior management of East Penn Financial Corporation. This Code delineates our company's commitment to being ethical in all its business dealings. As with many Codes, some sections and topics may be more relevant to certain individuals than to others. However, because one person's misconduct can damage the company's hard-earned reputation and compromise the public's trust, everyone should become familiar with the entire Code. This Code augments the East Penn Financial Corporation Employee Handbook.

      o It is your responsibility to comply with the law and behave in an ethical manner. This responsibility cannot be delegated or assumed by the company.

      o This Code cannot anticipate every possible situation or cover every topic in detail. Most of the topics covered in this Code are explained in greater detail in the East Penn Financial Corporation Employee Handbook. From time-to-time the company may establish compliance programs to address specific subjects. If you are unclear about a situation, seek guidance before taking action.

      o The standards in this Code do not necessarily take into account all legal requirements. Where more restrictive local laws or requirements exist, those take precedence.

      o Comply with all applicable governmental rules and regulations. Failure to obey laws and regulations violates this Code and may expose both you and the company to criminal or civil prosecution. Any violation of this Code or other compliance programs may result in corrective action, up to and including termination. The company may also seek civil remedies from you and even refer criminal misconduct to law enforcement agencies.

      o     You are responsible for reporting suspected violations of this Code.

      o If you have a question about a topic covered in this Code, please review the East Penn Financial Corporation Employee Handbook. If you still have a concern regarding any unethical or illegal conduct, please contact Bonnie Riccaboni, our Corporate Compliance Officer, or follow the guidelines in the "Whistle Blowing" section of the East Penn Financial Corporation Employee Handbook.

Conflicts of Interest

      A "conflict of interest" exists any time one faces a choice between what is in his/her personal interest (financial or otherwise) and the interest of East Penn Financial Corporation. Such situations are not always easy to avoid. When a conflict of interest arises, it is important that officers act with great care to avoid even the appearance that their actions were not in the best interest of East Penn Financial Corporation. If you find yourself in a position where your objectivity may be questioned because of individual interest or family or personal relationships, notify Bonnie Riccaboni, our Corporate Compliance Officer, immediately.

Ownership Interests

      Board of Directors approval is required for East Penn Financial Corporation to do business with a company in which a member of the Board of Directors, senior officer or family member of either owns - directly or indirectly - an interest. [If you or a family member own or acquire an interest that is greater than 5 percent in any company, Board approval is needed:


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      o     If the company has more than $1,000 in deposits, loans or does more than $1,000 in annual sales of goods or services to East Penn Financial Corporation or its affiliates; or

      o If you help make East Penn Financial Corporation purchasing or lending decisions or have a part in payment for the goods and services.

If your ownership interest does not meet any of the above criteria, Board approval is not needed, but you remain obligated to keep East Penn Financial Corporation's interests first in mind.]

Gifts, Meals, Services and Entertainment

      One should not request or accept anything that might be used as a means to influence, or even appear to influence, you against the company's best interests. Personal gifts should not be accepted other than those considered common business courtesies and for which one would reasonably expect to give something similar in return in the normal course of business.

Safeguarding Company Assets/Accuracy of Books and Records

      East Penn Financial Corporation maintains internal controls to provide direction on protecting company assets and financial accountability. The controls are based upon the following principles.

Do not:

      o Make personal use of company assets that creates any additional costs for the company, interferes with work duties or violates any company policies;

      o     Allow company property to be used to help carry out illegal acts;

      o     Manipulate financial accounts, records or reports for personal gain;

      o Maintain off-the-book accounts to facilitate questionable or illegal payments; or

      o     Violate any law or regulation.

Do:

      o Ensure effective internal controls and procedures are designed and implemented;

      o     Prepare project budget proposals with accurate information;

      o Maintain books, accounts and records according to generally accepted accounting principles, using enough detail to reflect accurately and fairly company transactions;

      o Record transactions in a timely manner, so that no misleading financial information is created. (These transactions include, but are not limited to, income, expense, indebtedness, obligation, reserves and acquisition or disposition of assets, etc.); and

      o Give full, fair, accurate, timely, and understandable disclosure in any and all periodic reports filed with the Securities Exchange Commission.

Insider Trading

      Insider trading is a crime that can carry severe penalties. If you know material, confidential information about East Penn Financial Corporation or any company with whom East Penn Financial Corporation has a business relationship and you trade company securities, such as stocks or bonds, while in possession of that information or tell others about it before it is made public, you may have violated the insider trading laws. Please review the Employee Handbook for details on our insider trading policy.


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      Material information is the type of news that would affect a reasonable investor's decision on whether or not to invest in the company's stock. Examples include plans to issue securities, sharp changes in earnings patterns, changes in dividend rates, changes in key management personnel, mergers, acquisitions, and important regulatory actions affecting the company. This policy forbids you from trading not only in East Penn Financial Corporation stock, but also in those of its suppliers, customers or other companies with whom East Penn Financial Corporation has a business relationship while in possession of material inside information learned in the course of your employment at East Penn Financial Corporation.

      We encourage all members of the Board of Directors and officers to invest in East Penn Financial Corporation stock. However, if you have access to any information not readily available to the public, you must be very careful when trading stock to be sure you have not traded while in possession of material non-public information. When you have such information:

      o Do not tell anyone not authorized to have the information. A casual remark to a friend may find its way to a broker and eventually to the entire financial community thereby requiring the company to make a premature or unplanned public announcement. This "tipping" may be illegal and damaging to the company.

      o In compliance with the Sarbanes-Oxley Act of 2002, do not trade and trading is prohibited in the company's stock (or that of an applicable outside company) until the news has been made public for a least two full business days. Circumstances suggesting the possibility of insider trading may result in an investigation by governmental authorities of company and stockbroker records of stock trading transactions. This investigation could damage East Penn Financial Corporation's reputation and result in liability or penalties, including criminal charges and fines against the individual.

      o This policy against insider trading also covers transfers into and out of company stock or savings plans and changes in patterns involving purchases of East Penn Financial Corporation stock within the plans. However, generally, regular scheduled monthly purchases of East Penn Financial Corporation stock within plans are not prohibited.

If you are planning to effect a transaction in East Penn Financial Corporation securities, contact Bonnie Riccaboni, our Corporate Compliance Officer, in advance.

Bribery, Kickbacks and Other Improper Payments

      East Penn Financial Corporation, the Board of Directors and officers must maintain high ethical and professional standards in all dealings.

      o Do not directly or indirectly promise, offer or make payment in money or anything of value to anyone, including a government official, agent or employee of a government, political party, labor organization or business entity or a candidate of a political party, with the intent to induce favorable business treatment or to improperly affect business or governmental decisions.

      o Our Code does not take into account all local legal requirements. Where more restrictive local laws exist, those take precedence. In general, East Penn Financial Corporation does not consider ordinary and reasonable business entertainment or gifts of insubstantial value that are customary and legal in the local market to be improper.

      o Document any entertainment of and gifts to customers and potential customers.

      o Loans are not made by East Penn Financial Corporation to its Board members or senior officers. Loans are made by our banking subsidiaries and comply with all federal and state laws, statutes and regulations.


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                                 ACKNOWLEDGMENT

      I, the undersigned, hereby acknowledge that I have received a copy of the Code of Ethics of East Penn Financial Corporation and its subsidiaries and affiliates. I further certify that I have reviewed the Code of Ethics, and that I understand its provisions and what they require of me as an officer of East Penn Financial Corporation. I understand that a violation of this Code of Ethics may result in the termination of my employment and/or a request to resign from East Penn Financial Corporation.


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Date                                                Signature of Officer


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